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                                                                    EXHIBIT 5.1

                                 June 26, 2002

Extended Systems Incorporated
5777 Meeker Avenue
Boise, Idaho 83713

     Re:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-4 filed by Extended Systems Incorporated (the "Company") with the Securities and Exchange Commission on June 26, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company's Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

   It is our opinion that the Shares will be, as or when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions of the Company's Board of Directors, legally and validly issued. It is our further opinion, subject to the assumptions set forth in the preceding sentence, that the Shares will be fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the joint proxy statement/prospectus constituting a part thereof, and any amendment thereto.

                                          Sincerely,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/  WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation